Exhibit 15.4
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
June 27, 2007
Petróleo Brasileiro S.A.
Av. Republica do Chile 65/1702
Rio do Janeiro
Brasil 20031-912
Ladies and Gentlemen:
     We hereby consent to the references to our firm as set forth in the Registration Statement on Form F-3, Registration No. 333-139459, of Petróleo Brasileiro S.A. — Petrobras and Petrobras International Finance Company (together, the “Registrants”), under the heading “Experts,” and to the incorporation by reference to the other references to our firm contained in the Annual Report of the Registrants on Form 20-F for the year ended December 31, 2006, under the heading “Item 4 — INFORMATION ON THE COMPANY — Exploration, Development and Production — Reserves.”

Very truly yours, /s/ DeGOLYER and MacNAUGHTON DeGOLYER and MacNAUGHTON